CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$300,000,000	$34,860

Pricing Supplement Dated May 11, 2015 (To Prospectus dated November 7, 2012 and Prospectus Supplement dated November 7, 2012)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-184808

PACCAR Financial Corp.

Medium-Term Notes, Series N – Fixed Rate

CUSIP # 69371RM52

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐   Barclays Capital Inc.

☒   Citigroup Global Markets Inc.

☒   Mitsubishi UFJ Securities (USA), Inc.

☐   BNP Paribas Securities Corp.

☐   J.P. Morgan Securities LLC

☐   Goldman, Sachs & Co.

☒   Other: Merrill Lynch, Pierce, Fenner & Smith

                                        Incorporated

ING Financial Markets LLC

TD Securities (USA) LLC

The Williams Capital Group, L.P.

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

     ☒ a fixed initial public offering price of 99.868% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: May 18, 2015 (T+5)

Agent’s Discount or Commission: 0.20%	Final Maturity Date: May 18, 2018

Net Proceeds to Company: $299,004,000	Interest Payment Dates: Semi-annually on each May 18 and November 18, commencing November 18, 2015 Record Dates: May 4 and November 4 preceding the applicable Interest Payment Date

Interest Rate: 1.400% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:     %

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                     (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

     Issue Price:     %

Form:        ☒  Book-Entry    ☐  Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Bookrunner	$75,000,000
Citigroup Global Markets Inc.	Bookrunner	$75,000,000
Mitsubishi UFJ Securities (USA), Inc.	Bookrunner	$75,000,000
ING Financial Markets LLC	Co-Manager	$25,500,000
TD Securities (USA) LLC	Co-Manager	$24,750,000
The Williams Capital Group, L.P.	Co-Manager	$24,750,000

Total		$300,000,000

Other Provisions: N/A

Supplemental United States Federal Income Taxation

The following discussion supplements the discussion contained in the accompanying Prospectus and Prospectus Supplement under the caption “United States Federal Income Taxation—Non-U.S. Holders—Foreign Account Tax Compliance.”

Pursuant to Treasury Regulations, the Foreign Account Tax Compliance Act (“FATCA”) currently applies to payments of interest (including OID) and will apply to payments of gross proceeds from a sale or other disposition (including upon maturity) of the Notes paid after December 31, 2016.